Exhibit 11


                         ARROW ELECTRONICS, INC.
            STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share data)



                                    Six Months Ended      Three Months Ended
                                         June 30                 June 30
                                    1995       1994        1995        1994

Primary


Average shares of common stock
  outstanding                       46,405    45,936       46,545     46,001
Net effect of dilutive stock
  options-based on the treasury
  method                               660       630          749        555
   Total                            47,065    46,566       47,294     46,556

Net income                         $96,603   $66,282      $51,752    $32,903

Per share amount                   $  2.05   $  1.42      $  1.09    $   .71


Fully Diluted

Average shares of common stock
  outstanding                       46,405    45,936       46,545     46,001
Net effect of dilutive stock
  options-based on the
  treasury method                      860       632          880        557
Assumed conversion of 5-3/4%
  convertible subordinated
  debentures                         3,774     3,774        3,774      3,774

    Total                           51,039    50,342       51,199     50,332

Net income                         $96,603   $66,282      $51,752    $32,903
Add interest on 5-3/4%
  convertible subordinated
  debentures, net of income
  tax effect                         2,156     2,156        1,078      1,078
    Total                          $98,759   $68,438      $52,830    $33,981

Per share amount                   $  1.93   $  1.36      $  1.03    $   .68
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